Exhibit 10.16

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of June 30, 2014 (the “Effective Date”), by and between Crest Pumping Technologies, LLC, a Delaware limited liability company (the “Company”), and David Crombie (“Executive”). The Company and Executive are sometimes referred to individually in this Agreement as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth and Executive desires to be employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I

DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

1.1 “Affiliate” means with respect to any Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession directly or indirectly of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. With respect to any natural person, the term “Affiliate” shall also mean (a) the spouse, children (including those by adoption) and siblings of such Person, and any trust whose primary beneficiary is such Person, such Person’s spouse, such Person’s siblings or one or more of such Person’s lineal descendants, (b) the legal representative or guardian of such Person or of any such immediate family member in the event such Person or any such immediate family member becomes mentally incompetent and (c) any Person controlled by any of the Persons described in clauses (a) or (b) of this definition.

1.2 “Board” means the Board of Directors of the Company’s parent, Nine Energy Service, Inc., a Delaware corporation (“Nine”), or, if designated by such Board of Directors, the analogous governing body of the Company.

1.3 “Cause” means Executive (a) has engaged in gross negligence or willful misconduct in the performance of Executive’s duties with respect to the Company or any Affiliate of the Company, (b) has willfully refused without a proper legal reason to perform Executive’s duties and responsibilities to the Company or any of its Affiliates hereunder, which refusal to perform such duties and responsibilities continues by Executive for more than 30 days after written notice from the Company or one of its Affiliates to Executive to perform such duties and responsibilities, (c) has breached any material provision of this Agreement or any other written agreement with the Company or any of its Affiliates, as such agreement(s) may be amended from time to time, and such breach, if curable, is not remedied by Executive within 30 days of written notice thereof from the Company or one of its Affiliates to Executive, (d) has violated in any material respect a material corporate policy or material code of conduct established by the Company or any of its Affiliates (as such policies may be amended from time to time), (e) has committed an act of theft, fraud, embezzlement, or misappropriation against the Company or any of its Affiliates, (f) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction), or (g) has willfully and knowingly violated any material legal requirement applicable to the Company or any of its Affiliates.

1.4 “Code” means the Internal Revenue Code of 1986, as amended.

1.5 “Confidential Information” means any and all confidential or proprietary information and materials, as well as all trade secrets, whether patentable or not, belonging to the Company or its Affiliates. Confidential Information includes, without limitation: (a) business information and materials, including, without limitation, information about the provision of equipment and services used in the completion, maintenance and workover of wells for the production of oil and natural gas; pricing models; market and business analyses; investments or investment opportunities; growth plans; acquisition prospects; strategy; finances; business plans, methods and processes; business proposals, operations, products or services; evaluations; contract terms and conditions; pricing and bidding methodologies and data; sales data; customer information; supplier and vendor information; credit information; financial data; purchasing, pricing, bidding, selling and marketing data and contracts; (b) technical information and materials, including, without limitation, computer programs; software; databases; methods; know-how; formulae; compositions; technological data; technological prototypes, processes, discoveries, inventions, ideas, concepts, surveys, improvements and designs; developmental or experimental work; training programs and procedures; diagrams, charts, products and services (including, without limitation, product developments, product specifications and technical specifications); (c) information and materials relating to future plans including, without limitation, marketing strategies and techniques; intellectual property; projects and proposals; acquisition and financing plans; strategic alliances; production processes; and research and development efforts; and (d) any other information that gives the Company or its Affiliates an advantage with respect to its competitors by virtue of not being known by those competitors.

1.6 “Date of Termination” means the date Executive’s employment with the Company is considered to have terminated pursuant to Section 3.5.

1.7 “Good Reason” means, without Executive’s consent, the occurrence of one or more of the following: (a) a reassignment of Executive to a position with the Company (or any successor or Affiliate of the Company to whom this Agreement may be assigned) not commensurate with the position specifically designated and set forth in Section 2.2 and Executive’s level of seniority, (b) a reduction by the Company in Executive’s annual Base Salary of more than 10% of Executive’s Base Salary in effect immediately prior to such reduction; (c) without duplication of clause (a), any material breach of this Agreement of any material provision of this Agreement by the Company that is not otherwise covered in this definition; or (d) a change in the location of Executive’s principal place of work outside a 50 mile radius of Tarrant County, Texas. Notwithstanding the foregoing provisions of this definition or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (i) Executive must provide written notice to the Company in accordance with Section 9.1 of the occurrence of the condition which would otherwise constitute Good Reason under clauses (a)-(d) of this definition within 30 days after Executive first has actual knowledge of the initial existence of the condition (or, if cured, within 30 days after written notice by Executive to the Company of the subsequent occurrence of the condition); (ii) such condition must remain uncured for 30 days after receipt by the Company of such notice; and (iii) the date of Executive’s termination of employment must occur within 75 days after Executive’s written notice to the Company of the occurrence of the condition.

1.8 “Notice of Termination” means a written notice delivered by one Party to the other Party setting forth the specific termination provision in this Agreement relied upon for termination of Executive’s employment and the intended Date of Termination.

1.9 “Person” means any natural person, firm, limited partnership, general partnership, association, corporation, limited liability company, company, trust, other organization (whether or not a legal entity), public body or government, including any governmental authority.

1.10 “Release Expiration Date” means the date that is 21 days following the date the Company delivers the Release (as defined below) to Executive (which shall occur no later than seven days after the Date of Termination), or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.

1.11 “Section 409A Payment Date” means the earlier of (a) the date of Executive’s death or (b) the date that is six months after the Date of Termination.

ARTICLE II

EMPLOYMENT AND DUTIES

2.1 Employment; Effective Date. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, pursuant to the terms of this Agreement beginning as of the Effective Date and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement.

2.2 Position. From and after the Effective Date, the Company shall employ Executive in the position of Vice President, U.S. Cementing or such other position or positions as the Company may designate that are commensurate with the position specifically designated and Executive’s level of seniority.

2.3 Duties and Services. Executive agrees to serve in the position(s) assigned pursuant to Section 2.2 and to use his reasonable best efforts to perform diligently and effectively Executive’s lawful duties and services commensurate with Executive’s position(s) and status and as are customary for those positions in a company of the size, type and nature of the Company and as may be assigned to Executive by the Chief Executive Officer of Nine from time to time consistent with such position(s). Executive’s employment shall be subject to the policies maintained and established by the Company, as such policies may be amended from time to time.

2.4 Other Interests. Executive agrees, during the period of Executive’s employment by the Company and excluding paid holiday, and sick and personal leave to which Executive is entitled, to devote all of Executive’s business time, energy and attention during business hours to the business and affairs of the Company and, as applicable, its Affiliates. Notwithstanding the foregoing, the Parties acknowledge and agree that Executive may (a) engage in and manage Executive’s passive personal investments, and (b) engage in charitable and civic activities; provided, however, that such activities described in clauses (a) and (b) above shall be permitted only so long as such activities do not materially conflict with the business and affairs of the Company or its Affiliates or materially interfere with Executive’s performance of Executive’s duties hereunder.

2.5 Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to the Company. In keeping with this duty, Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter without first giving the Company and its Affiliates the opportunity to act on such opportunity, and in no event in breach of any provision of this Agreement.

ARTICLE III

TERM AND TERMINATION OF EMPLOYMENT

3.1 Term. Unless sooner terminated pursuant to other provisions of this Agreement, the Company agrees to employ Executive for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Expiration Date”); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if Executive’s employment under this Agreement has not been terminated pursuant to Section 3.2 or Section 3.3, then said term of employment shall automatically be extended for an additional one-year period, unless, on or before the date that is 60 days prior to the first day of any such extension period, either Party gives written notice to the other Party that no such automatic extension shall occur, in which case the term of employment shall terminate as of the Initial Expiration Date or the anniversary of the Initial Expiration Date immediately following the giving of such notice, as applicable.

3.2 Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Executive’s employment with the Company shall automatically terminate upon the death of Executive, and the Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons by providing Executive with a Notice of Termination:

(a) upon Executive’s becoming incapacitated by accident, sickness or other circumstance that renders him mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis for a period of at least 120 consecutive days or for a period of at least 180 days (whether or not consecutive) during any consecutive 12-month period;

(b) for Cause; or

(c) for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.

3.3 Executive’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons by providing the Company with a Notice of Termination (provided that in the case of a termination of employment by Executive pursuant to Section 3.3(b), the Date of Termination specified in the Notice of Termination shall not be less than 60 nor more than 90 days from the date such Notice of Termination is given, provided, that, the Company may require a Date of Termination earlier than that specified in the Notice of Termination (and, if such earlier Date of Termination is so required, it shall not change the basis for Executive’s termination nor be construed or interpreted as a termination of employment pursuant to Section 3.2)):

(a) for Good Reason; or

(b) for any other reason whatsoever or for no reason at all, in the sole discretion of Executive.

3.4 Deemed Resignations. Unless otherwise agreed to in writing by the Parties prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute (a) an automatic resignation of Executive as an officer of the Company and each Affiliate of the Company and (b) an automatic resignation of Executive from the Board (if applicable), from the board of directors or similar governing body of the Company or any Affiliate of the Company and from the board of directors or similar governing body of any Person in which the Company or any Affiliate holds any interests and with respect to which board or similar governing body Executive serves as the Company’s or such Affiliate’s designee or other representative.

3.5 Meaning of Termination of Employment. For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

ARTICLE IV

COMPENSATION AND BENEFITS

4.1 Base Salary. During the term of this Agreement, Executive shall receive an annualized base salary of $250,000 (the “Base Salary”). Executive’s Base Salary shall be paid in substantially equal installments in accordance with the Company’s standard policy regarding payment of compensation to similarly situated employees in effect from time to time, but no less frequently than monthly.

4.2 Bonuses. Executive shall be eligible to participate in the annual cash incentive bonus program of the Company, which will provide for a potential annual, calendar-year bonus of up to 200% of Executive’s Bases Salary based on, and subject to the satisfaction of, criteria determined in the sole discretion of the Company (the “Annual Bonus”), it being understood that the target bonus at planned or targeted levels of performance and the actual amount of each Annual Bonus (if any) shall be determined in the sole discretion of the Company by the Board. Executive will be entitled to receive payment of such Annual Bonus (if any) only if Executive is employed by the Company on the date of payment, except as otherwise provided by Section 6.1(a) or Section 6.1(b) of this Agreement. The Annual Bonus shall be payable not later than March 31 of the year immediately following the calendar year to which the Annual Bonus relates, except as otherwise provided by Section 6.1(a) or Section 6.1(b). In addition to the Annual Bonus, Executive shall be entitled to an annual guaranteed bonus of $50,000 (the “Guaranteed Bonus”). The Guaranteed Bonus shall be prorated for any partial calendar year based on a fraction, the numerator of which shall be the number of days employed during the calendar year to which the Guaranteed Bonus relates, and the denominator of which shall be 365. The Guaranteed Bonus shall be payable not later than March 15 of the year immediately following the calendar year to which such Guaranteed Bonus relates, except as otherwise provided by Section 6.1(a) or Section 6.1(b) of this Agreement.

4.3 Other Benefits. During Executive’s employment hereunder, and subject to the terms and conditions of the applicable benefit plans and programs in effect from time to time, Executive shall be eligible to participate in all benefit plans and programs of the Company, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly situated executive employees of the Company. The Company shall not, however, by reason of this Section 4.3, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to similarly situated employees generally.

4.4 Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided that in each case such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive); provided, however, that, upon Executive’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the Section 409A Payment Date to the extent such payment delay is required under section 409A(a)(2)(B)(i) of the Code. In no event shall any reimbursement be made to Executive for such fees and expenses after the later of (a) the first anniversary of the date of Executive’s death or (b) the date that is five years after the date of Executive’s termination of employment with the Company (other than by reason of Executive’s death).

4.5 Vacation. During Executive’s employment hereunder, Executive shall be entitled to four (4) weeks of paid vacation per calendar year, which shall be accrued, scheduled and taken in accordance with the Company’s vacation policy, as the same may be amended from time to time.

4.6 Offices. Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company or any of the Company’s Affiliates and as a member of any committees of the board of directors of any such entities, and in one or more executive positions of any of the Company’s Affiliates.

ARTICLE V

PROTECTION OF INFORMATION

5.1 Disclosure to and Property of the Company. For purposes of this Article V, the term “the Company” shall include the Company and any of its Affiliates, and any reference to “employment” or similar terms shall include a director and/or consulting relationship. All Confidential Information, including, without limitation, all intellectual property rights therein, is, and shall be, the sole and exclusive property of the Company. Moreover, all documents, videotapes, presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, email, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such Confidential Information or the Company’s ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company. Executive agrees to perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Upon termination of Executive’s employment with the Company, for any reason, Executive promptly shall deliver all Confidential Information and Work Product, and all copies thereof, to the Company.

5.2 Disclosure to Executive. During Executive’s employment hereunder, the Company shall disclose to Executive and place Executive in a position to have access to or develop Confidential Information. Executive acknowledges and agrees that Executive will be entrusted with business opportunities of the Company and shall be in a position to develop business goodwill on behalf of the Company during Executive’s employment hereunder.

5.3 No Unauthorized Use or Disclosure. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of, and Executive shall not remove from the Company premises or other authorized premises, Confidential Information or Work Product of the Company, or with respect to any Confidential Information or Work Product of the Company (excluding the Company’s Affiliates, except to the extent such Confidential Information or Work Product of the Company’s Affiliate is disclosed or provided to Executive) make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law and Executive is making such disclosure, Executive shall provide the Company with prompt notice of such requirement, and shall use Executive’s reasonable best efforts to give such notice prior to making any such disclosure, so that the Company may seek an appropriate protective order. Executive agrees to deliver to the Company, at any time during the term of employment when requested by the Company and upon the termination of such employment, all Confidential Information that Executive may possess or control. Executive agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Executive during the period of Executive’s employment by the Company exclusively belongs to the Company (and not to Executive), and upon request by the Company for specified Confidential Information, Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company shall be third-party beneficiaries of Executive’s obligations under this Article V.

5.4 Ownership by the Company. If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, computer programs, e-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Business (as defined in Article VII), whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise, whether patentable or not and whether on the Company’s premises or otherwise), including, without limitation, any Work Product, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered from Executive by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If such work is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered from Executive that is deemed to be a work made for hire during Executive’s employment by the Company, then Executive hereby agrees to assign, and by these presents does assign, to the Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

5.5 Assistance by Executive. During the period of Executive’s employment by the Company, Executive shall assist the Company and its nominee, at any time, in the protection of the Company’s worldwide right, title and interest in and to Confidential Information and Work Product, including, without limitation, all intellectual property rights therein, and the execution of all formal assignment documents requested by the Company or its nominee(s) and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Executive’s employment with the Company terminates, from time to time at the request and expense of the Company, Executive shall assist the Company or its nominee(s) (i) in the protection of the Company’s worldwide right, title and interest in and to Confidential Information and Work Product, subject to the payment for services at a rate of $100 per hour and provided such assistance does not unreasonably disrupt Executive’s obligation to his then current employer or other service recipient, and (ii) the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyrights in the United States and foreign countries.

5.6 Remedies. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article V by Executive, and the Company shall be entitled to enforce the provisions of this Article V by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V but shall be in addition to all remedies available to the Company at law or in equity, including, without limitation, the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article V, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive and Executive’s spouse, if applicable, all payments and benefits that had been suspended pending such determination.

5.7 Statements by Executive. Executive shall refrain, both during and after the termination of Executive’s employment relationship with the Company, from publishing any oral or written statements about the Company or any of the Company’s directors, managers, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, or (b) place the Company or any of the Company’s directors, managers, officers, employees, consultants, agents or representatives in a false light before the public; provided, that nothing in this Section 5.7 shall prevent the Company from pursuing all remedies available to it in connection with this Agreement or any other agreement or obligation that the Company or its Affiliates may have with or to Executive or his Affiliates, including statements in public court documents and related pleadings. The Company may seek to have a violation or threatened violation of this prohibition enjoined by the courts. The rights afforded the Company under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE VI

EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

6.1 Effect of Termination of Employment on Compensation.

(a) If Executive’s employment hereunder shall terminate at the expiration of the term due to notice of non-renewal duly given by Executive to the Company in accordance with Section 3.1, for any reason described in Section 3.2(a) or 3.2(b), pursuant to Section 3.3(b) or by reason of Executive’s death, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to (i) payment of all accrued and unpaid Base Salary through the Date of Termination, (ii) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4.4, (iii) benefits to which Executive is entitled under the terms of any applicable benefit plan or program, (iv) in the case of a termination of Executive’s Employment, for any reason described in Section 3.2(a) or by reason of Executive’s death, any unpaid Annual Bonus earned by Executive prior to the Date of Termination (which amount shall be paid not later than the date the annual bonus, if any (for the same calendar year as relates to such earned and unpaid Annual Bonus), is paid to the other executives of the Company of a similar seniority level that remain employed by the Company on the normal payment date of such annual bonus (but in no event later than December 31 of the year immediately following the calendar year to which such Annual Bonus relates), and (v) the Guaranteed Bonus for the calendar year in which the Date of Termination occurs, which amount shall be prorated for any partial calendar year and shall be paid not later than March 15 of the calendar year immediately following the calendar year in which the Date of Termination occurs. Executive shall be deemed to “earn” the Annual Bonus for solely purposes of this Article VI if Executive remained continuously employed by the Company or its Affiliates through December 31 of the calendar year to which such Annual Bonus relates.

(b) If Executive’s employment hereunder shall terminate by (x) expiration of the then-existing term due to notice of non-renewal duly given by the Company to Executive in accordance with Section 3.1, (y) by action of the Company pursuant to Section 3.2(c) or (z) by action of Executive pursuant to Section 3.3(a), then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that:

(i) Executive shall be entitled to receive the compensation and benefits described in clauses (i) through (iii) of Section 6.1(a);

(ii) Executive shall be entitled to receive any unpaid Annual Bonus earned by Executive prior to the Date of Termination, which payment will be made not later than the date the annual bonus, if any (for the same calendar year as relates to such earned and unpaid Annual Bonus), is paid to the other executives of the Company of a similar seniority level that remain employed by the Company on the normal payment date of such annual bonus (but in no event later than December 31 of the year immediately following the calendar year to which such Annual Bonus relates);

(iii) Executive shall be entitled to receive the Guaranteed Bonus (prorated for any partial calendar) for the calendar year in which the Date of Termination occurs, which payment will be made not later than March 15 of the calendar year immediately following the calendar year in which the Date of Termination occurs; and

(iv) if, on the Date of Termination, the Company does not have a right to terminate Executive’s employment under Section 3.2(a) or Section 3.2(b) and subject to Executive’s delivery, on or before the Release Expiration Date, and non-revocation in the time provided to do so, of an executed release in a form reasonably satisfactory to the Company (which shall release and discharge the Company, its Affiliates, and their respective stockholders, officers, directors, managers, members, partners, employees, agents, representatives, benefit plans (and the trustees and fiduciaries of such plans) and other affiliated Persons from any and all claims and causes of action of any kind or character, including, without limitation, all claims and causes of action arising out of Executive’s employment with the Company or its Affiliates or the termination of such employment) (the “Release”), Executive shall receive the following compensation and benefits from the Company:

(A) the Company shall pay to Executive an amount equal to eighteen (18) months of Executive’s Base Salary as of the Date of Termination, which amount shall be divided into eighteen (18) substantially equal monthly installments. On the last day of the month that includes the date that is sixty (60)

days after the Date of Termination, the Company shall pay to Executive, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Date of Termination and ending on such last day of the month had the installments been paid on a monthly basis commencing on the Company’s monthly payroll date coincident with or next following the Date of Termination, and each of the remaining installments shall be paid on a monthly basis thereafter; provided, however, that to the extent, if any, that the aggregate amount of such installments that would otherwise be paid pursuant to the preceding provisions of this clause (A) after March 15 of the calendar year following the calendar year in which the Date of Termination occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and such installments payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installments until the aggregate reduction equals such excess). The right to payment of the installment amounts pursuant to this paragraph shall be treated as a right to a series of separate payments for purposes of section 409A of the Code; and

(B) during the portion, if any, of the eighteen (18) month period following the Date of Termination that Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), and/or sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, similar in the amounts and types of coverage provided by the Company to Executive prior to the Date of Termination, the Company shall promptly reimburse Executive on a monthly basis for the entire amount Executive pays to effect and continue such coverage. Notwithstanding the preceding provisions of this paragraph (B), if the provision of the benefit described in such paragraph cannot be provided in the manner described in such paragraph without penalty, tax or other adverse impact on the Company, then the Company and Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide a substantially equivalent benefit to Executive without such adverse impact on the Company.

(c) Notwithstanding the time of payment provisions of Sections 6.1(a) and (b) above, if Executive is a specified employee (as such term is defined in section 409A of the Code and as determined by the Company in accordance with any method permitted under section 409A of the Code) and the payment of the amount described in such Section would be subject to additional taxes and interest under section 409A of the Code because the timing of such payment is not delayed as provided in section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then such amount shall be accumulated and paid (without interest) in a lump sum within five business days after the Section 409A Payment Date. All subsequent payments, if any, shall be paid in the manner otherwise specified herein.

ARTICLE VII

NON-COMPETITION AGREEMENT

7.1 Definitions. As used in this Article VII, the following terms shall have the following meanings:

“Business” means (a) for the period of time in which Executive is employed by the Company or any of its Affiliates, the provision and sale of the products and services provided by the Company or its Affiliates during such period and other products and services that are functionally equivalent to the foregoing and (b) for the period of time within the Prohibited Period in which Executive is not employed by the Company or any of its Affiliates, the provision and sale of the products and services that were provided by the Company or its Affiliates during the period of time in which Executive was employed by the Company or its Affiliates, in each case under clauses (a) and (b), excluding the provision of and sale of products and services as part of any business, product or service line, or division in which Executive was not directly involved as a manager or supervisor during such employment. The Business includes for purposes of both clauses (a) and (b), without limitation, the provision of equipment and services, including primary downhole cementing and related ancillary services, used in remedial cementing, maintenance and workover of wells for the production of oil and natural gas.

“Prohibited Period” means the period during which Executive is employed by the Company, any of its Affiliates or any of their respective permitted assignees and a period of two years after the date that Executive is no longer employed by the Company, any of its Affiliates or any of their respective permitted assignees.

“Restricted Area” means (a) the geographic areas set forth on Exhibit A hereto and (b) any other geographical areas in which the Company and its Affiliates engage in the Business, and for which Executive has material responsibilities, during the period that Executive is employed hereunder.

7.2 Non-Competition; Non-Solicitation. Executive and the Company agree to the non-competition and non-solicitation provisions of this Article VII to protect the trade secrets and other Confidential Information of the Company disclosed or entrusted to Executive by the Company or its Affiliates or created or developed by Executive for the Company, to protect the goodwill of the Company and as a condition of Executive’s employment with the Company.

(a) Subject to the exceptions set forth in Section 7.2(b) below, Executive covenants and agrees from the Effective Date up to the Date of Termination, other than on behalf of the Company or any of its Affiliates, Executive will refrain from carrying on or engaging directly or indirectly in the Business, and that after the Date of Termination and prior to the expiration of the Prohibited Period, other than on behalf of the Company or any of its Affiliates, Executive will refrain from carrying on or engaging directly or indirectly in the Business in the Restricted Area. Executive further agrees and covenants that, because the following conduct would effectively constitute carrying on or engaging in the Business, Executive will not, and Executive will cause Executive’s Affiliates not to, in the applicable area during the Prohibited Period, other than on behalf of the Company or its Affiliates, directly or indirectly, (A) own, manage, operate, join, become an employee of, control or participate in any business or Person which engages in the Business or (B) loan money to or sell or lease equipment related to the Business to any business or Person that engages in the Business.

(b) Notwithstanding the restrictions contained in Section 7.2(a), Executive may own an aggregate of not more than 3% of (i) the outstanding stock or other equity securities of any class of any corporation or other entity engaged in the Business, if such stock or equity securities are listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange or (ii) of the outstanding limited partnership interests or other passive equity interests in a private investment fund entity not Affiliated with Executive that invests or owns interest or may invest or own interests in any corporation or other entity engaged in the Business, without violating the provisions of Section 7.2(a), in each case, provided that neither Executive nor any of Executive’s Affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation or entity and is not involved in the management of such corporation or entity.

(c) Executive further expressly covenants and agrees that, other than on behalf of the Company or its Affiliates: (i) prior to the Date of Termination, Executive will not, and Executive will cause Executive’s Affiliates not to, canvass, solicit, approach or entice away, or cause to be canvassed, solicited, approached or enticed away, any customer of the Company or its Affiliates that was a customer or supplier of the Company or the Business during the period during which Executive is employed by the Company or any of its Affiliates for the purpose of engaging in the Business; and (ii) after the Date of Termination and prior to the expiration of the Prohibited Period, Executive will not, and Executive will cause Executive’s Affiliates not to, within the Restricted Area, canvass, solicit, approach or entice away, or cause to be canvassed, solicited, approached or enticed away, any customer of the Company or its Affiliates that was a customer, consultant or supplier of the Company or the Business during the period during which Executive is employed by the Company or any of its Affiliates for the purpose of engaging in the Business.

(d) Executive further covenants and agrees that during the Prohibited Period, Executive will not, and Executive will cause Executive’s Affiliates not to, engage or employ, or solicit or contact with a view to the engagement or employment of, any Person who is an officer, director, manager or employee of the Company or its Affiliates.

(e) Notwithstanding the foregoing, the above-referenced limitations in Section 7.2(a) and Section 7.2(c) shall not apply in those portions of the Restricted Area located within the State of Oklahoma. Instead, Executive agrees that, in addition to the limitations in Article V and Section 7.2(d), the restrictions on Executive’s activities within those portions of the Restricted Area located within the State of Oklahoma shall be as follows: during the Prohibited Period, Executive will not directly solicit the sale of goods, services, or a combination of goods and services from the established customers of the Company or its Affiliates, except when acting on behalf of the Company or its Affiliates.

7.3 Relief. The Parties agree that the any breach of the covenants contained in this Article VII would cause irreparable injury to the Company. The Parties also acknowledge that money damages may not be sufficient remedy for any breach of this Article VII by Executive, and the Company and its Affiliates shall be entitled to seek enforce the provisions of this Article VII by terminating payments then owing to Executive under this Agreement or otherwise and obtaining specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VII but shall be in addition to all remedies available at law or in equity, including, without limitation, the recovery of damages from Executive and Executive’s agents.

7.4 Reasonableness; Enforcement. Executive hereby represents to the Company that Executive has read and understands the terms of this Article VII. Executive acknowledges that Executive is an executive-level employee and that the geographic scope and duration of the covenants contained in this Article VII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) Executive’s level of control over and contact with the Business conducted by the Company and its Affiliates in all jurisdictions in which it is conducted, which includes the entire Restricted Area, and (b) the amount of consideration and Confidential Information that Executive is receiving in connection with the performance of Executive’s duties hereunder and the goodwill that Executive has built and will continue to help build during Executive’s employment hereunder. It is the desire and intent of the Parties that the provisions of this Article VII be enforced to the fullest extent permitted under applicable legal requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable legal requirements, the Parties hereby waive any provision of applicable legal requirements that would render any provision of this Article VII invalid or unenforceable.

7.5 Reformation. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses during the Prohibited Period. If any of the aforesaid restrictions are found by a court of competent jurisdiction or arbitrator to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court or arbitrator making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Parties intend to make this provision enforceable under the law or laws of all applicable states and other applicable jurisdictions so that the entire agreement not to compete or to solicit other employees or customers and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

ARTICLE VIII

DISPUTE RESOLUTION

8.1 Arbitration. Any and all claims or disputes between the Parties or their respective Affiliates (including, without limitation, claims or disputes regarding the validity, scope, and enforceability of this Section 8.1 and claims arising under any federal, state or local law prohibiting discrimination in employment or governing the employment relationship in any way) shall be submitted for final and binding arbitration before a single arbitrator in accordance with the then-applicable rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The arbitration proceeding shall be held in Houston, Texas. The arbitrator shall issue a reasoned decision and apply the substantive law of the State of Texas (without regard to conflicts of law principles thereof). The results of the arbitration and the decision of the arbitrator will be final and binding on the Parties and each Party agrees and acknowledges that these results shall be enforceable in a court of law. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitations. In the event either Party must resort to the judicial process to enforce the provisions of this Agreement, the award of an arbitrator or equitable relief granted by an arbitrator, the Party seeking enforcement, if successful on the merits, shall be entitled to recover from the other Party all costs of litigation including, but not limited to, reasonable attorneys’ fees and court costs. All proceedings conducted pursuant to this agreement to arbitrate, including, without limitation, any order, decision or award of the arbitrator, shall be kept confidential by all Parties. Notwithstanding the foregoing, the Parties acknowledge and agree that a court of competent jurisdiction shall have the power to maintain the status quo pending the arbitration of any dispute under this Section 8.1, and this Section 8.1 shall not require the arbitration of an application for emergency or temporary injunctive relief by either Party pending arbitration; provided, however, that the remainder of any such dispute beyond the application for emergency or temporary injunctive relief shall be subject to arbitration under this Section 8.1. THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY HAVE READ AND UNDERSTOOD THIS SECTION 8.1 AND THAT THEY ARE HEREBY KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHT TO A JURY TRIAL.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, or (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, as follows:

If to Executive, addressed to Executive at the address set forth under Executive’s signature on the signature page to this Agreement.

If to the Company, addressed to:	Crest Pumping Technologies, LLC
c/o Nine Energy Service, Inc.
16945 Northchase Drive
Suite 1600
Houston, TX 77060
Attention: Ann G. Fox

or to such other address as either Party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

9.2 Applicable Law; Submission to Jurisdiction.

(a) This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas (without regard to conflicts of law principles thereof).

(b) With respect to any claim or dispute related to or arising under this Agreement for which an application for emergency or temporary injunctive relief may be made (as provided in Section 8.1 above), the Parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas.

9.3 No Waiver. No failure by either Party hereto at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.4 Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

9.6 Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

9.7 Headings. The Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

9.8 Gender and Plurals. Wherever the context so requires in this Agreement, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

9.9 Successors; Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and any successor or permitted assign of the Company. The Company shall be permitted to assign this Agreement to any Affiliate of the Company or any successor by merger, purchase or otherwise to all or substantially all of the equity, assets or business of the Company, assuming such Affiliate or successor assumes the liabilities, obligations and duties of the Company contained in this Agreement (either contractually or by operation of law) (and in the case of an assignment by the Company to an Affiliate, such assignment shall not relieve the Company of its obligations hereunder) and shall be assignable by the Company to any such Affiliate or successor without the consent of Executive. This Agreement is personal to Executive. Accordingly, except as provided in the first sentence of this Section 9.9, this

Agreement, and the rights and obligations of the Parties hereunder, shall not be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other Party. Notwithstanding the foregoing, any payment owed to Executive hereunder after the date of Executive’s death shall be paid to Executive’s estate.

9.10 Effect of Termination of Employment Relationship. This Section 9.10 and the provisions of Articles V, VI, VII and VIII and those portions of this Agreement necessary to interpret and apply them shall survive any termination of this Agreement and any termination of the employment relationship between Executive and the Company.

9.11 Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, including, without limitation, as provided in Section 6.2 and Section 6.8 of the Agreement and Plan of Merger by and among Nine, the Company and the other parties thereto, of even date herewith (the “Merger Agreement”), or elsewhere in the Merger Agreement, this Agreement constitutes the entire agreement of the Parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the Parties with respect to the employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof, are hereby null and void and of no further force or effect, and this Agreement shall supersede all other agreements, written or oral, that purport to govern the terms of Executive’s employment (including Executive’s compensation) with the Company or any of its Affiliates. For avoidance of doubt, this Section 9.11 shall not limit or restrict Executives rights under the Merger Agreement or any rights to indemnification or advancement of expenses related thereto based on Executive’s status as an officer or director or manager (or comparable position) of the Company or any of its Affiliates under the respective organizational documents of the Company or its Affiliates.

9.12 Modification; Waiver. Any amendment, modification to or waiver of this Agreement will be effective only if it is in writing and signed by the Parties.

9.13 Actions by the Board. Any and all determinations or other actions required of the Board hereunder shall be made by the members of the Board other than Executive if Executive is a member of the Board, and Executive shall not have any right to vote or decide upon any such matter.

9.14 Executive’s Representations and Warranties. Executive represents and warrants to the Company that (a) Executive does not have any agreements with Executive’s prior employers or any other Person that will prohibit Executive, after the Effective Date, from working for the Company or fulfilling Executive’s duties and obligations to the Company pursuant to this Agreement and (b) Executive has complied with all duties imposed on Executive with respect to Executive’s former employers, and in the course of Executive’s employment for the Company, Executive will not unlawfully use or disclose any legally protected information belonging to Executive’s former employers.

9.15 Section 409A. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under section 409A of the Code if Executive’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. The intent of the Parties is that payments and benefits under this Agreement comply with section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefore) that Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation, or benefits hereunder) would cause Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consulting with Executive, use reasonable efforts to reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to comply with the requirements of Code Section 409A to the extent applicable; provided, however, that in no event shall the Company have any liability to Executive for any taxes, interest, penalties or other costs or expenses incurred by Executive under or with respect to Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CREST PUMPING TECHNOLOGIES, LLC

By:	/s/ Ann G. Fox
Name: Ann G. Fox
Title: Vice President, Chief Financial Officer and Secretary

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT

/s/ David Crombie
David Crombie

Address:

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT

Exhibit A

Restricted Area

1. The State of Texas

2. The State of New Mexico

3. Oklahoma County in the State of Oklahoma and the counties contiguous thereto, which include King-Fisher County, Canadian County, Cleveland County, Pottawatomie County, Lincoln County, and Logan County.

A-1